                                                                    EXHIBIT 12.1
                              BOWATER INCORPORATED
           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                               ($'S IN THOUSANDS)

                                                        NINE MONTHS
                                                     1993         1992         1992         1991        1990        1989
EARNINGS
  Pre-tax income (loss).........................   $(114,400)   $(133,692)   $(171,954)   $ 68,735    $141,277    $260,956
  Add:
    Fixed charges (see below)...................      82,219       63,155       89,381      58,246      61,993      58,941
    Amortization of capitalized interest........       3,527        3,646        4,223       4,202       3,875       2,690
  Less:
    Interest capitalized........................      (1,966)        (767)      (1,459)     (3,604)     (5,646)    (21,953)
    CNC preferred stock dividend (see below)....      (1,561)      (1,883)      (2,462)     (2,763)     (2,910)     (2,864)
    LIBOR preferred stock dividend (see below)..      (2,632)      (3,130)      (4,054)     (6,603)     (8,684)     (9,517)
  Total.........................................     (34,814)     (72,671)     (86,325)    118,213     189,906     288,253
FIXED CHARGES
  Interest expense -- net.......................      73,584       54,972       78,202      41,993      41,342      22,300
  Capitalized interest..........................       1,966          767        1,459       3,604       5,646      21,953
  Amortization of deferred financing
    expenses*...................................          --           --           --         734         628         433
  Portion of rental expense related to
    interest....................................       2,475        2,403        3,204       2,549       2,784       1,874
  CNC preferred stock dividend requirement......       1,561        1,883        2,462       2,763       2,910       2,864
  LIBOR preferred stock dividend requirement....       2,632        3,130        4,054       6,603       8,684       9,517
  Total.........................................      82,219       63,155       89,381      58,246      61,993      58,941
RATIO
  Fixed charge coverage.........................       -0.42        -1.15        -0.97        2.03        3.06        4.89
  Dollar amount of coverage deficiency..........     117,032      135,826      175,706         N/A         N/A         N/A
PREFERRED STOCK DIVIDEND REQUIREMENT
  CNC
    Dividends...................................       1,049        1,186        1,551       1,741       1,833       1,833
    Effective tax rate..........................       32.8%        37.0%        37.0%       37.0%       37.0%       36.0%
  Requirement...................................       1,561        1,883        2,462       2,763       2,910       2,864
  LIBOR
    Dividends including accretion...............       1,769        1,972        2,554       4,160       5,471       6,091
    Effective tax rate..........................       32.8%        37.0%        37.0%       37.0%       37.0%       36.0%
  Requirement...................................       2,632        3,130        4,054       6,603       8,684       9,517
INTEREST PORTION OF RENTAL EXPENSE
  Operating leases..............................       6,759        6,563        8,750       6,437       7,149       4,456
  Timberland leases.............................         666          647          862       1,209       1,202       1,165
    Total.......................................       7,425        7,209        9,612       7,646       8,351       5,621
  1/3 Rule......................................           3            3            3           3           3           3
                                                       2,475        2,403        3,204       2,549       2,784       1,874
                                                    1988
EARNINGS
  Pre-tax income (loss).........................  $301,567
  Add:
    Fixed charges (see below)...................    48,842
    Amortization of capitalized interest........     2,621
  Less:
    Interest capitalized........................    (2,643)
    CNC preferred stock dividend (see below)....    (2,887)
    LIBOR preferred stock dividend (see below)..    (8,151)
  Total.........................................   339,350
FIXED CHARGES
  Interest expense -- net.......................    32,849
  Capitalized interest..........................     2,643
  Amortization of deferred financing
    expenses*...................................       323
  Portion of rental expense related to
    interest....................................     1,990
  CNC preferred stock dividend requirement......     2,887
  LIBOR preferred stock dividend requirement....     8,151
  Total.........................................    48,842
RATIO
  Fixed charge coverage.........................      6.95
  Dollar amount of coverage deficiency..........       N/A
PREFERRED STOCK DIVIDEND REQUIREMENT
  CNC
    Dividends...................................     1,833
    Effective tax rate..........................     36.5%
  Requirement...................................     2,887
  LIBOR
    Dividends including accretion...............     5,176
    Effective tax rate..........................     36.5%
  Requirement...................................     8,151
INTEREST PORTION OF RENTAL EXPENSE
  Operating leases..............................     4,812
  Timberland leases.............................     1,157
    Total.......................................     5,969
  1/3 Rule......................................         3
                                                     1,990
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* Beginning in 1992, the amortization of deferred financing costs are included in interest expense.